UNAUDITED
CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Earnings
Quarters ended April 1, 1995 and March 26, 1994
(In thousands, except per share data)


                                       April 1,        March 26,
                                         1995            1994


  Net sales                           $ 168,193       $ 133,594


  Cost of products sold                 116,559          90,910

  Selling, general and administrative    25,422          19,804

  Depreciation and amortization           3,725           3,226

  Interest                                1,568             182

  Other income                             (228)           (544)

    Total costs and expenses            147,046         113,578


  Earnings before income taxes           21,147          20,016

  Income taxes                            7,951           7,258


  Net earnings                        $  13,196       $  12,758


  Net earnings per common share       $     .27       $     .25


  Dividends per common share          $     .12       $     .10


  Average shares outstanding             48,921          51,988










See accompanying notes to the consolidated financial statements.
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